EXHIBIT 4.3

ENVELA CORPORATION

2025 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Envela Corp. (the “Company”) hereby grants the below-named Participant the following option to purchase shares of its Common Stock (the “Option”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the Envela Corporation 2025 Equity Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[Date of Grant]
Name of Participant:	[Name of Participant]
Number of Options:	[Number of Options]
Exercise Price per Share:

$[Exercise Price] (The Exercise Price per share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant (one hundred ten percent (110%) of Fair Market Value if the Option is an Incentive Stock Option and the Participant is a ten percent (10%) shareholder of the Company within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, as amended (the “Code”)).)

Vesting Start Date:	[Vesting Start Date]
Type of Option:	[Incentive Stock Option / Non-Statutory Option]
Vesting Schedule:

Subject to the terms and conditions set forth in Section 2 of the Stock Option Agreement and Participant’s continued service with the Company through each applicable vesting date, the Option shall vest [Insert Vesting Criteria]. Treatment of unvested Option and the Participant’s right to exercise vested Option upon various termination events are set forth in Section 5 of the Stock Option Agreement.

By signing this document, which may be accomplished by e-signature or other electronic indication of acceptance, Participant acknowledges receipt of a copy of the Stock Option Agreement and the Plan, and agrees that (a) Participant has carefully read, fully understands and agrees to all of the terms and conditions described in the attached Stock Option Agreement, the Plan document and the “Option Exercise Form”; (b) Participant understands and agrees that the Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between Participant and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; and (c) Participant has been given an opportunity to consult Participant’s own legal and tax counsel with respect to all matters relating to this Option prior to signing this cover sheet and that Participant has either consulted such counsel or voluntarily declined to consult such counsel.

PARTICIPANT: _____________________________ Name: [Name]	Envela CorpORATION: ______ _____________________________ Name: [Name] Title: [Title]

STOCK OPTION AWARD AGREEMENT

ENVELA CORPORATION

2025 EQUITY INCENTIVE PLAN

Kind of Option. This Option is intended to be an Incentive Stock Option (an “ISO”) or a Non-Statutory Option (an “NSO”), as provided in the Notice of Stock Option Grant. Even if this Option is designated as an ISO in the Notice of Stock Option Grant, it shall be deemed to be an NSO to the extent (and only to the extent) required by the annual limitation under Code Section 422.

Vesting of Option. Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), Participant’s Option will be exercisable with respect to the shares of Common Stock that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant. Treatment of unvested Option and the Participant’s right to exercise vested Option upon various termination events are set forth in Section 5 below.

Term. Participant’s Option will expire in any event at the close of business at Company headquarters on the date that is ten (10) years after the Date of Grant (five (5) years after the Date of Grant for ISOs awarded to a ten percent (10%) shareholder of the Company within the meaning of Code Section 422(b)(6)) (the “Expiration Date”). Notwithstanding the foregoing, Participant’s Option will expire earlier if Participant’s service terminates, as described below.

Exercise of Option.

Notice of Exercise. After the Option has become exercisable and while it remains exercisable in accordance with Section 5, the Participant may exercise the Option in whole or in part by delivering a signed, written notice to the Company indicating the number of shares of Common Stock being purchased. The Option must be exercised as to a whole number of shares of Common Stock.

Payment of Exercise Price. The Participant must pay the Exercise Price of any Option at the time of exercise: (i) in United States dollars, in cash or by check payable to the order of the Company; or (ii) with the prior consent of the Committee (which consent may be refused for any reason) (x) with shares of Common Stock owned by the Participant with a Fair Market Value equal to the Exercise Price being duly endorsed for transfer to the Company free and clear of any encumbrance; (y) by surrendering to the Company exercisable Option shares of Common Stock hereunder with a net aggregate value equal to the Exercise Price (a cashless exercise); or (z) any combination of cash, check, shares of Common Stock and/or exercisable Option shares of Common Stock meeting the requirements above.

Withholding Obligation. The tax withholding obligations upon the Participant’s exercise of the Option must be satisfied by the Participant paying the amount of required withholding to the Company in cash or by check; provided, the Committee, in its sole discretion, may, but is not required to, permit the Company to withhold from the shares of Common Stock delivered or from other amounts payable to the Participant, the minimum amount (or such greater amount as permitted under the Plan) of funds required to cover applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise of the Option.

Use of Shares of Common Stock. Shares of Common Stock used to satisfy the Exercise Price and/or any required withholding tax (including shares of Common Stock underlying surrendered Option shares) will be valued at their Fair Market Value, determined according to the Plan.

Condition of Transfer. The Company will issue no shares of Common Stock pursuant to the Option before the Participant has: (i) paid the Exercise Price, and any withholding obligation, in full; (ii) executed any applicable Company Governing Documents (or adoption or joinder agreement thereto) as required by the Company; and (iii) satisfied all conditions and/or restrictions applicable to the Option or Stock.

Termination of Service. Upon termination of Participant’s service with the Company or any other Subsidiary, treatment of unvested Option and the Participant’s right to exercise the vested Option will be subject to the rules set forth in the Plan (see, e.g., paragraph 7€-(h):

Tax Withholding.

Participant will not be allowed to exercise this Option unless Participant pays, or makes acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of shares of Common Stock acquired upon exercise of this Option. Participant hereby authorizes withholding from payroll or any other payment due to Participant from the Company to satisfy any such withholding tax obligation.

By signing this Agreement, Participant explicitly and unambiguously consents and agrees to assume any liability for fringe benefit tax that may be payable by the Company in connection with the Option granted under this Agreement to the extent permitted under applicable law. Further, by signing this Agreement, Participant agrees that the Company may collect the fringe benefit tax from Participant by any reasonable method established by the Company. Participant further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

Restrictive Covenants. As a condition and in consideration of this Award, Participant will be subject to the restrictive covenants set forth in Participant’s employment agreement and if no such agreement exists, Participant will be subject to the restrictive covenants described hereto in Exhibit A, with such obligations being in addition to and not in lieu of any other noncompetition or similar obligations to which Participant will be subject.

In the event the Participant breaches the Participant’s obligations under Exhibit A or any noncompetition or similar restrictive covenant agreement between the Participant and any of the Company or its Affiliates, Participant’s Option and all rights thereunder will terminate effective at the close of business on the date such breach was determined by the Committee to have occurred.

No Obligation to Exercise Option. Neither the Participant nor Participant’s transferee is or will be obligated by the grant of the Option to exercise it, except as provided in the Plan.

No Limitation on Rights of the Company. The grant of the Option does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

Tax Disclaimer. Participant agrees that Participant is responsible for consulting Participant’s own tax advisor as to the tax consequences associated with this Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company may make available general tax information about stock options, Participant agrees that the Company shall not be held liable or responsible for making such information available to Participant or for any tax or financial consequences that Participant may incur in connection with this Option. In addition, options granted at a discount from fair market value may be considered “deferred compensation” subject to adverse tax consequences under Section 409A of the Code. The Board has made a good faith determination that the Exercise Price per share of the Option is not less than the fair market value of the Shares underlying this Option on the Date of Grant. It is possible, however, that the Internal Revenue Service could later challenge that determination and assert that the fair market value of the shares underlying this Option was greater on the Date of Grant than the Exercise Price determined by the Board, which could result in immediate income tax upon the vesting of this Option (whether or not exercised) and a 20% tax penalty. The Company gives no assurance that such adverse tax consequences will not occur and specifically assumes no responsibility therefor. By accepting this Option, Participant acknowledges that any tax liability or other adverse tax consequences to you resulting from the grant of the Option will be the responsibility of, and will be borne entirely by, Participant. PARTICIPANT IS THEREFORE ENCOURAGED TO CONSULT PARTICIPANT’S OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THIS OPTION.

Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company, nor will it interfere with the Company’s or any Subsidiary’s right to discharge the Participant or to deal with Participant regardless of the existence of the Plan, this Agreement or the Option.

Participant to Have No Rights as a Stockholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any shares of Common Stock underlying the Option, neither the Participant nor the Participant’s spouse, estate or heirs will have any rights as an equity owner with respect to those shares of Common Stock.

Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered if delivered by electronic mail, delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to the Company’s headquarters, 1901 Gateway Drive, Irving, TX 75038, Attention: CFO, with an email copy (which will not constitute notice) to legal@envela.com. Notice to the Participant should be sent to the address set forth on the signature page below. Either party may change the Person and/or address to whom the other party must give notice under this Section by giving such other party written notice of such change, in accordance with the procedures described above.

Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

Clawback. Notwithstanding any provision of the plan or in this Agreement to the contrary and in consideration of receiving this Award, the Option (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Award, or the receipt or resale of any shares of Common Stock underlying this Award or any other amounts or benefits as required by applicable law) shall be forfeited and/or clawed back, as determined by the Board or a Committee, upon the breach by the Participant of the restrictive covenants described in Section 7 of this Agreement, or the breach of any obligations of nondisparagement or confidentiality owed by the Participant to the Company or any of its Affiliates; such Award or the receipt or resale of any shares of Common Stock underlying this Award, and any proceeds, gains or other economic benefit thereto shall also be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which Stock may be traded, or to comport with good corporate governance practices, as such policies may be amended from time to time. Any such policy may subject a Participant’s Award and amounts paid or realized with respect to Awards granted hereunder to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy, as may be amended from time to time.

Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Nevada, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

Code Section 409A Compliance. This Option is intended to be exempt from the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision in this Agreement, to the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

Amendment of the Agreement. The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any previously granted vested Options) in whole or in part; provided that such alteration, amendment suspension or termination shall not adversely alter or impair rights of the Participant under the Option without the Participant’s consent.

Counterparts; Electronic Signature. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

ENVELA CORPORATION By: Its:	(Participant’s Signature) Participant’s Name and Address for notices

EXHIBIT A

RESTRICTIVE COVENANTS

1.	Confidential Information.

“Confidential Information” means, with respect to the Company Group, any and all information, whether or not in writing, regarding: past, current and prospective customers, suppliers, service providers, investors, Participants, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes, including designs and specifications; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; pricing strategies and price curves; trade secrets; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

(a)

Participant recognizes that Participant’s employment by the Company, its subsidiaries or affiliates (individually, a “Company Group Member” and collectively, the “Company Group”) is one of the highest trust and confidence because Participant has and will acquire knowledge of, and become fully familiar with, all aspects of the Company’s business during the term of this Agreement, including proprietary and confidential information that is special and of critical value to the Company. Participant acknowledges (i) that the Company owns and utilizes certain Confidential Information, (ii) that any Confidential Information existing on the Date of Grant is owned by the Company and (iii) that Participant has no rights, interests or entitlements thereto. Participant acknowledges that hardship, loss or irreparable injury and damage could result to the Company if any Confidential Information were imparted to or became known by any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity (each, a “Person”) engaging in a business in competition with that of the Company, the measurement of which hardship, loss or irreparable injury would be difficult if not impossible to ascertain. Therefore, Participant agrees that it is necessary for the Company to protect its business from such damage, and Participant further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Participant and the Company, to protect the Company against such damage and shall apply to and be binding upon Participant as provided herein.

For purposes of this Agreement, “Confidential Information” means, with respect to the Company Group, any and all information, whether or not in writing, regarding: past, current and prospective customers, suppliers, service providers, investors, Participants, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes, including designs and specifications; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; pricing strategies and price curves; trade secrets; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

(b)

Participant agrees and covenants to use Participant’s best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. Participant further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, Participant shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Participant’s own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any Confidential Information (whether or not acquired, learned, obtained or developed by Participant alone or in conjunction with others). All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by Participant during the term of this Agreement related to Participant’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company, including, but not limited to, Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by Participant immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(c)

The obligations of Participant regarding Confidential Information shall not apply if (i) it was generally known (including information that is publicly available) in the industries in which the Company engages or may engage prior to disclosure, (ii) such disclosure comes into the public domain (including the industries in which the Company engages or may engage) through no fault of Participant, or (iii) such disclosure is required by law or compelled by court order.

(d) For the avoidance of doubt, this Section 1 does not prohibit or restrict Participant (or Participant’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Participant understands and acknowledges that Participant does not need the prior authorization of the Company to make any such reports or disclosures and that Participant is not required to notify the Company that Participant has made such reports or disclosures.

(e)

Under the Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing herein shall preclude the Company from disclosing the existence and/or terms and conditions of this Agreement, including without limitation, to the extent required by applicable law (including, without limitation, under applicable securities laws) or by judicial or administrative process.

(f)	For purposes of this Section 1, without prior authorization of the Company, the Company does not authorize Participant to disclose to any third party (including any government official or any attorney Participant may retain) any communications that are covered by the Company’s attorney-client privilege.
2.	Non-Solicitation; Non-Competition.

(a)

Participant covenants that, during the term of this Agreement and for a period of six (6) months following the termination of Participant’s employment with the Company under this Agreement (together, the “Non-Solicitation Period”), Participant will not, either directly or indirectly, for Participant’s self or on behalf of any other Person, solicit for employment, or otherwise encourage the departure of, an individual who was or is employed or engaged by any Company Group Member during the Non-Solicitation Period as an Participant, independent contractor or consultant.

(b)

Participant hereby covenants and agrees that, during the Non-Solicitation Period, Participant will not, directly or indirectly, engage in either of the following activities in any county or parish in which the Company or any Company Group Member operates in North America, within a two hundred and fifty (250) mile radius surrounding any operations off the shores of North America, or in any country in which the Company or any Company Group Member has operations as of the Date of Grant or during the Non-Solicitation Period (collectively, the “Restricted Area”) in the business of brokerage, trade, sale, or refining of precious metals, precious stones, and scrap electronics, and/or any other material business or enterprise of the Company Group that occurs during the Non-Solicitation Period (the “Business”):

(i)
carry on or engage, on such Participant’s own behalf or on behalf of any other Person, in the Business;

(ii)
own, manage, operate, control, be employed by or participate in the management, ownership, operation or control of, or be connected in any manner with, any business (whether as director, officer, Participant, agent, representative, partner, security holder, consultant or otherwise) engaged in a business that is the same as or substantially similar to the Business.

Notwithstanding the foregoing, Participant shall be permitted to acquire as a passive investment less than 1% of the outstanding equity securities of any company engaged in such competitive activities, the equity securities of which are traded on a national securities exchange, but only to the extent such acquisition does not or would not result in any violation of any of Company Group Member’s investment-related policies, practices or restrictions applicable to similarly situated executive-level Participants of the Company or applicable federal, state or local law, rules or any regulations promulgated thereunder.

(c)

Participant hereby acknowledges that Participant has and will acquire knowledge of certain business contacts and information regarding the Company’s clients, customers and certain Persons whom the Company has identified as prospective clients and customers. During the Non-Solicitation Period, Participant shall not, directly or indirectly, for Participant’s self or on behalf of any other Person, solicit the sale or lease of goods, services or a combination of goods and services that are the same as or substantially similar to those offered or provided by the Company in the Business during the Term and preceding termination of Participant’s employment with the Company from (i) any established customer of the Company or (ii) any prospective customer of the Company with which the Company had contact during the Non-Solicitation Period.

(d)

If Participant is found to have breached any promise made in this Section 2 during the Non-Solicitation Period, the Non-Solicitation Period will be extended by a month for each month in which Participant was in breach so that the Company is provided the benefit of the full six-month period.

3.	Intellectual Property. Participant agrees that all Inventions in the Field (as defined below) shall be the sole and exclusive property of the Company, and Participant hereby assigns, transfers and conveys to the Company all Inventions in the Field, and agrees, on Participant’s behalf and on behalf of Participant’s heirs, assigns and representatives, to assign and transfer to the Company or its designee, without any separate remuneration or compensation, Participant’s entire right, title and interest in and to all Inventions in the Field, together with all United States and foreign rights with respect thereto, and, at the Company’s expense, to execute, acknowledge and deliver all papers and to do any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks, trade names, service marks or other intellectual property rights or reissues thereof and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents, copyrights trademarks, trade names, service marks or other intellectual property rights or reissues thereof with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications, copyrights, trademarks, trade names, service marks or reissues thereof related to any Inventions in the Field. In the event the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Participant’s signature on a written assignment to the Company, of any application for letters patent, trademark registration, trade name, service mark or to any common law or statutory copyright or other property right therein, whether because of Participant’s physical or mental incapacity, or for any other reason whatsoever, Participant irrevocably designates and appoints the Secretary of the Company as Participant’s attorney-in-fact to act on Participant’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright, trademark, trade name or service mark. Participant agrees to fully and promptly disclose to the Company any Inventions in the Field.

For purposes of this Agreement, the “Inventions in the Field” shall mean any and all inventions, developments, improvements, applications, techniques, discoveries, innovations, writings, domain names, improvements, trade secrets, methods, designs, drawings, reports, business processes, secret processes, know-how, trademarks, trade names, trade dress, logos and all other intellectual property, whether or not patentable or constituting a copyright or trademark and whether reduced to practice or not, which Participant has previously or may in the future create, conceive, develop or make, either alone or in conjunction with others (whether on or off the Company’s premises or during or after normal working hours) and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Participant represents, warrants and covenants on the date hereof that (i) Participant does not have any applications for patents, copyright registrations or other such application or registration related to any Inventions in the Field pending, either domestic or foreign, (ii) Participant’s performance of the foregoing disclosure and assignment provisions will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iii) there is no invention or works or authorship now in Participant’s possession which Participant will claim to be excluded herefrom, except as previously disclosed by Participant to the Company.

4.	Non-Disparagement. Participant shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, any member of the Board, or any agents or others with whom the Company has business relationships, in a false or negative light; provided, however, that Participant shall not be required to make any untruthful statement or to violate any law.
5.	Survival. Each covenant of Participant set forth in this Exhibit A shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Participant against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.
6.	Specific Performance; Invalidity. The Company and Participant agree that it would not be possible to measure in monetary terms the damages which the Company would incur if any Participant breaches Participant’s obligations under this Exhibit A. Therefore, if the Company, after a breach by Participant, lawfully institutes any action or proceedings to enforce its rights hereunder, Participant agrees not to assert, and hereby forever waives, the claim or defense that the Company has an adequate remedy at law. In the event of a breach of this Exhibit A, Participant further agrees, upon order of a Court (as defined below) and so long as the Company is not in breach of this Agreement, to reimburse the Company for all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing its rights hereunder. If Participant violates any of the covenants set forth in this Exhibit A, prior to a breach by the Company of this Agreement, the Company will suffer irreparable damage and shall be entitled to specific performance, full injunctive relief or such other relief as may be provided at law or in equity together with such damages as may be provided at law or in equity. Notwithstanding anything in this Agreement to the contrary, Participant can provide Confidential Information to Government Agencies without risk of being held liable for liquidated damages or other financial penalties.

Insofar as the covenants set forth in this Exhibit A are concerned, Participant specifically acknowledges and agrees as follows: (i) Participant is receiving a substantial benefit as a result of this Agreement; (ii) the Business is highly competitive and the assets of the Company, including goodwill, customer contacts, potential revenue and customer lists, are valuable, as used by the Company in the Business and that protection against competition is of critical importance to the Company; (iii) the covenants are reasonable and necessary to protect the Confidential Information and goodwill and the operation and the Business; (iv) the time duration of the covenants and the geographical area limitations of the covenants are reasonable and necessary to protect the Confidential Information and the goodwill and operation of the Business; (v) the covenants are not oppressive to Participant and do not impose a greater restraint on Participant than is necessary to protect the Confidential Information and the goodwill and operation of the Business; and (vi) Participant has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

It is the express intention of Participant and the Company to comply with all laws which may be applicable to the covenants in this Exhibit A. Consequently, Participant and the Company hereby specifically agree that, if any Court shall determine any covenant contained in this Exhibit A to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such Court to reflect a lawful and enforceable duration or scope. Such covenant automatically shall be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such Court and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any Court shall hold any covenants contained in this Exhibit A to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this provision, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

As used herein, “Court” means (i) any court established and functioning under the laws of any nation or state, or any political subdivision thereof, including the United States of America and any state of the United States of America and (ii) any arbitrator, arbitration panel or similar body.

7.	Material Inducement. For the purposes of this Section 7, references to the “Company” shall include the Company and any Company Group Member. Participant hereby acknowledges that Participant’s agreement to be bound by the protective covenants set forth in this Exhibit A was a material inducement for the Company entering into this Agreement and agreeing to pay Participant the compensation set forth herein. Further, Participant understands the foregoing restrictions may limit Participant’s ability to engage in certain businesses during the period of time provided for, but acknowledges that Participant will receive sufficient consideration under this Agreement to justify such restriction and Participant represents and warrants that the knowledge, skills and abilities Participant possesses at the Date of Grant are sufficient to permit Participant, in the event of termination of Participant’s employment with the Company, to earn a livelihood satisfactory to Participant’s self without violating any provision of this Exhibit A. Nothing in this Exhibit A shall confer upon Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of this Agreement, are hereby reserved, to discharge Participant at any time for any reason whatsoever, with or without cause.
8.	Legal Counsel. Participant agrees and acknowledges that Participant has read and understands this Agreement, including the provisions of Exhibit A hereto, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

9.	Governing Law. The restrictive covenants in this Exhibit A will be construed in accordance with and governed for all purposes by the laws of the state of Participant’s permanent residence during the Non-Solicitation Period, without regard to its principles of conflict of laws.

10.	Waiver of Jury Trial. Both the Participant and the Company hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the terms described in this Exhibit A.